EMPLOYERS®

America's small business insurance specialist.®

Employers Holdings, Inc.
Announcement of Launch of Cerity Group, Inc.

January 23, 2019

- Cerity Group, Inc. is a wholly-owned subsidiary of Employers Holdings, Inc., and is managed and operates separately from Employers Group, Inc.
- The creation of CGI reflects our view that the needs of small business insurance customers are evolving.
- Changing buying behaviors of small businesses affords us an opportunity to reach customers that are less likely to present themselves to us through our independent agent and partner distribution channels.
- The addition of Cerity gives our customers the choice to purchase insurance through our independent agent and partner channel or directly, online through our digital channel.
- Cerity is led by Tracey Berg, President and Dennis Dix, Chief Operating Officer.

- EMPLOYERS remains committed to growing its best-in-class independent agent and partner distribution channel as evidenced by its unprecedented, multi-year investment in digital capabilities which:
  - Endeavors to make small business workers' compensation insurance more attractive to our independent agents from a profitability perspective.
  - Relies heavily on data, analytics and technology to vastly improve the agents' digital experience by significantly expediting the quote, issue and bind process.
  - Utilizes an advanced Agency Analytics Dashboard to provide agents with exceptional insights into their books of business.

EMPLOYERS

America's small business insurance specialist.®

Employers Holdings, Inc. and subsidiaries

January 23, 2019



Employers Holdings, Inc.
Employers Group, Inc.
Cerity Group, Inc.
Employers Preferred Insurance Company
EIG Services, Inc.
Employers Insurance Company of Nevada
Cerity Services, Inc.
*
Employers Assurance Company
Employers Compensation Insurance Company
Elite Insurance Services, Inc.

* Cerity will initially offer digital, direct-to-customer workers' compensation insurance policies through Employers Insurance Company of Nevada, a wholly-owned subsidiary of Employers Holdings, Inc.

What is Cerity?

Headquartered in Austin, TX, Cerity is a digital, direct-to-customer company dedicated to providing small/micro businesses with workers' compensation insurance policies that meet their specific needs

Cerity's Mission: Reimagine the way small business owners purchase and maintain their workers' compensation insurance

Cerity's Vision: Make protecting small business easy

Cerity

How is Cerity Different?

- Built from scratch with a focus exclusively on small business
- Leverages modern technology and advanced data and analytics including a predictive model with up to 100 price points, making it fast and precise
- Gives small businesses the ability to get a quote and purchase a policy in less than five minutes
- Enables small business owners to quote, purchase and maintain a policy from one organization

To Whom Will Cerity Sell?

- Cerity will initially launch in Illinois with the intention of expanding to all non-monopolistic markets as soon as possible
- Cerity will initially target restaurants, accounting firms, beauty salons, tech firms and law firms. In the future, Cerity will expand to other classes of business

Cerity

Target Customer

- 76% of small business owners within Cerity’s target market indicate they would like to purchase commercial insurance online, reinforcing our belief customer buying behaviors are changing and the market is ready for a simple, digital purchasing solution

- There are nearly 30 million small businesses in the United States and Cerity believes this number will continue to grow

- Cerity’s focus is on low-hazard business with 25 or less employees

Cerity